Exhibit 99.1


                  Jack in the Box Inc. Reports First
 Quarter Results; Updates Fiscal 2006 Forecast and Provides Guidance
                          for Second Quarter

    SAN DIEGO--(BUSINESS WIRE)--Feb. 22, 2006--Jack in the Box Inc. (NYSE: JBX) today reported that net earnings totaled $25.2 million, or 70 cents per diluted share, in the first quarter ended Jan. 22, 2006, compared with $25.4 million, or 68 cents per diluted share, in the same quarter a year ago. As required by Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), fiscal 2006 results include the effect of expensing stock options, which was 5 cents per diluted share in the first quarter, while fiscal 2005 results did not include the effect of expensing of stock options. The first quarter of 2006 also includes a charge of 4 cents per diluted share from a legal settlement related to a labor matter in California.
    "During the quarter we saw an increase in Jack in the Box(R) sales across all day parts, which contributed to the company's strong performance," said Linda A. Lang, chairman and chief executive officer. "Our ciabatta burgers and sandwiches, including the Breakfast Ciabatta Sandwich added late in the fourth quarter, remain popular among our guests, and a promotion upgrading combo meals to include seasoned curly fries also helped drive an increase in sales."
    The following table shows an 11 percent increase in comparable first-quarter diluted EPS, adjusting for the effect of stock option expense in the first quarter of fiscal 2005:



                                          First Quarter  First Quarter
                                           Fiscal 2006    Fiscal 2005
                                          -------------  -------------
Diluted EPS                                      $0.70          $0.68
Comparable adjustments:
  Effect of stock options if expensed in
   FY 2005(1)                                        -          (0.05)
                                          -------------  -------------
Comparable diluted EPS                           $0.70          $0.63
                                          =============  =============

(1) The company includes stock option expense as part of SG&A expense on its unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal
    2006.


    First quarter financial highlights

    Earnings per diluted share were higher than the company's guidance of 67-69 cents per diluted share and analysts' First Call consensus estimate of 68 cents per diluted share. The improvement versus guidance was due primarily to significant increases in sales and slightly higher gains on the sales of restaurants to franchisees, partially offset by higher costs for utilities and tomatoes. First-quarter earnings per diluted share also reflected the company's repurchase of approximately 1.4 million shares of its common stock (+2 cents), and the aforementioned legal settlement (-4 cents).
    Same-store sales at Jack in the Box company restaurants increased
5.5 percent in the first quarter, with an increase in both average check and transactions, compared with a 2.2 percent increase in 2005. First-quarter same-store sales exceeded the 1.5-2.0 percent increase forecast due to strong customer response to marketing messages promoting the chain's premium products and value menu, along with general economic improvement in the retail sector and favorable weather in many of the company's major markets versus last year. For the quarter, system same-store sales at Qdoba Mexican Grill(R) increased 7.9 percent on top of a 12.5 percent increase in 2005. Qdoba continued to be accretive to earnings for the quarter.
    Restaurant operating margin was 16.4 percent of sales in the first quarter compared with 16.3 percent a year ago and 16.9 percent forecast, with the decrease versus guidance due primarily to an approximate 50-basis-point increase from higher utility costs and an approximate 20-basis-point increase from higher tomato costs, partially offset by fixed-cost leverage on same-store sales growth.
    SG&A expense rate was 10.9 percent of revenues in the first quarter compared with 10.8 percent in 2005, with the variance due primarily to an approximate 30-basis-point increase from the aforementioned legal settlement and an approximate 30-basis-point increase from the expensing of stock options.
    Four company and franchised Jack in the Box restaurants opened in the first quarter, along with two new Quick Stuff(R) convenience stores, compared with 8-10 restaurants forecast and 11 restaurants, including three Quick Stuff sites, opened in the same quarter a year ago. The variance versus guidance is due primarily to construction delays. The company still plans to open 45-55 restaurants in the year. Qdoba opened 23 company and franchised restaurants during the first quarter, as forecast, compared with 22 locations opened in the same quarter a year ago. At Jan. 22, the company's system total was composed of 2,052 company and franchised Jack in the Box restaurants, including 46 with Quick Stuff convenience stores, and 273 company and franchised Qdoba restaurants.
    Other revenues totaled $9.0 million in the first quarter, primarily from the sale of 17 Jack in the Box company restaurants to franchisees, compared with $7.9 million a year ago, primarily from the sale of 13 such restaurants to franchisees. Interest income, which the company previously included in other revenues and now classifies as a component of interest expense, net, was $1.7 million in the first quarter versus $0.9 million a year ago, with the increase reflecting higher rates for cash invested.
    The effective tax rate for the quarter was 37.0 percent versus
35.7 percent a year ago.
    Capital expenditures, including capital lease obligations, were $25.4 million for the first quarter compared with $30.9 million in fiscal 2005.
    During the first quarter, the company repurchased approximately
1.4 million shares of its common stock for approximately $50 million. The purchases were made in accordance with the company's stock repurchase plan under Rule 10b5-1. The company has approximately $100 million remaining under its current share repurchase authorization.

    First quarter initiatives

    -- In the quarter, Jack in the Box restaurants offered free with each large combo purchase one of three different holiday-themed antenna balls, each featuring Jack's popular likeness in different adornments: reindeer antlers and a red nose a la Rudolph, a snowman's top hat and carrot nose, and a New Year's Eve "2006" party hat and noisemaker.

    -- To promote its stored-value "Jack Cash" card -- as both a convenient method of payment and as a holiday gift -- Jack in the Box offered either two free tacos or a small shake with every $10 Jack Cash card purchase or reload.

    -- The company continued to excel on the first pillar of its strategic initiative to reinvent the Jack in the Box brand -- enhancing its menu with innovative products. The chain has a pipeline of new products in various stages of development, test and rollout, including two new products introduced during the first quarter: Butterfinger(R) Cheesecake and French Toast Sticks.

    -- The company is also making progress on the second pillar of brand reinvention -- upgrading service execution. Jack in the Box hosted a breakthrough three-day conference that engaged all company and franchised Jack in the Box restaurant managers in the service vision and provided them tools for improving service at their restaurants with every guest, every time.

    -- The first-quarter sale of 17 company Jack in the Box restaurants to franchisees increased the percentage of restaurants operated by franchisees to nearly 26 percent of the Jack in the Box system at quarter end compared with 23 percent a year ago.

    Fiscal year 2006 guidance update

    Jack in the Box Inc. today updated its earnings guidance for fiscal 2006. For the full year, the company now expects to earn approximately $2.57 - $2.60 per diluted share, which is up from its previous forecast of approximately $2.50 - $2.54 per diluted share, and compares with $2.48 per diluted share earned in fiscal 2005. The fiscal year 2006 guidance includes the effect of expensing stock options, as required by SFAS 123R, forecast at approximately 15 cents per diluted share. Fiscal 2005 results did not include the expensing of stock options. The following table compares guidance for fiscal year 2006 with 2005 comparable results assuming the effect of expensing stock options of approximately 15 cents per diluted share (excluding the effect of accelerated vesting of retiree's stock options) and certain other non-comparable items:



                                             Forecast
                                            Fiscal 2006   Fiscal 2005
                                           -------------  ------------
Diluted EPS                                $2.57 - 2.60         $2.48
Comparable adjustments:
 Effect of stock options if expensed in
  FY 2005(1)                                          -         (0.15)
 Nonrecurring tax-rate reduction in Q3 of
  FY 2005(2)                                          -         (0.06)
 Charge related to JBX Grill in Q4 of
  FY 2005(3)                                          -          0.05
                                           -------------  ------------
Comparable diluted EPS                     $2.57 - 2.60         $2.32
                                           =============  ============

(1) The company includes stock option expense as part of SG&A expense on its unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal
    2006.

(2) Included in income taxes on the company's unaudited consolidated statements of earnings

(3) Included in SG&A expense on the company's unaudited consolidated statements of earnings


    Fiscal 2006 earnings guidance represents an 11-12 percent improvement over comparable 2005 results. The primary assumptions on which earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 45-55 company and franchised Jack in the Box restaurants, including 10-13 with new Quick Stuff convenience stores, and 85-95 new company and franchised Qdoba restaurants.

    -- A 3.5-4.5 percent increase in same-store sales at Jack in the Box company restaurants, and a 4.0-6.0 percent same-store sales increase at Qdoba.

    --  Restaurant operating margin at 17.2 percent of sales versus
        16.9 percent in 2005, due primarily to fixed-cost leverage on same-store sales growth and Profit Improvement Program initiatives, partially offset by higher utility rates.

    -- Other revenues of $32-34 million, primarily related to the sale of 60-65 Jack in the Box restaurants to franchisees.

    --  The effective tax rate is forecast at 37.0-37.5 percent.

    -- Capital expenditures are estimated at $140-150 million compared with $124 million in 2005, with the increase due in part to investments associated with the planned re-imaging of 100-150 Jack in the Box restaurants in 2006.

    Second quarter 2006 guidance

    The company also today provided earnings guidance for the second quarter ending April 16, 2006, of approximately 57-59 cents per diluted share versus 55 cents per diluted share in the prior year. The quarter's guidance includes the effect of expensing stock options, as required by SFAS 123R. Second-quarter fiscal 2005 results did not include the effect of expensing of stock options of approximately 3 cents per diluted share. The following table compares 2006 guidance with 2005 comparable results after the effect of stock option expense:



                                           Forecast
                                        Second Quarter  Second Quarter
                                         Fiscal 2006      Fiscal 2005
                                        --------------  --------------
Diluted EPS                              $0.57 - 0.59           $0.55
Comparable adjustments:
  Effect of stock options if expensed in
   FY 2005(1)                                       -           (0.03)
                                        --------------  --------------
Comparable diluted EPS                   $0.57 - 0.59           $0.52
                                        ==============  ==============

(1) The company includes stock option expense as part of SG&A expense on its unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal
    2006.


    Second-quarter fiscal 2006 earnings guidance represents a 10-13 percent improvement over comparable prior-year results after adjusting for the effect of expensing stock options in 2005. The primary assumptions on which second-quarter earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 7-9 new company and franchised Jack in the Box restaurants, including 2-3 with new Quick Stuff convenience stores, compared with 13 restaurants, including 3 Quick Stuff sites, in 2005; approximately 12-14 new company and franchised Qdoba restaurants compared with 18 in 2005.

    -- A 3.0-4.0 percent increase in same-store sales at Jack in the Box company restaurants on top of a 3.1 percent increase in 2005.

    --  Restaurant operating margin at 17.2 percent of sales versus
        17.1 percent in 2005, due primarily to leverage from higher same-store sales, partially offset by higher utility costs.

    -- Other revenues of $8-9 million, primarily related to the sale of 13-15 Jack in the Box restaurants to franchisees, compared with $7 million in 2005, primarily related to the sale of 13 company restaurants to franchisees.

    --  The effective tax rate is forecast at 37.0-37.5 percent.

    -- Capital expenditures are estimated at $25-30 million compared with $20 million in 2005, with the increase due in part to investments associated with the planned re-imaging of Jack in the Box restaurants in 2006.

    Second quarter initiatives

    -- Last week, Jack in the Box introduced a new premium sandwich, the Sourdough Ultimate Cheeseburger, which features two jumbo beef patties topped with mayo-onion sauce, mustard, ketchup, and American and Swiss-style cheese, and served on the chain's signature sourdough bread.

    -- Additional products slated for introduction in the second quarter include a new premium sandwich and a new flavor of shake, made with real ice cream.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,050 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with approximately 46 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 270 restaurants in 39 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "plans," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs related to food, utilities, fuel, labor, pending or future legal claims, and new construction or restaurant remodels; delays in the opening of new restaurants; potential variances between estimated and actual liabilities; changes in actuarial assumptions and discount rates and the related possibility of increased pension expense; changes in laws, including laws related to immigration, information security and pension plans; the risk that the company's new products, promotions, service and re-image initiatives may not be as successful as the company anticipates; the effects of potential weakness in or failure of internal controls; the risk of breaches in the security of information; adverse weather conditions in the regions in which restaurants are located; adverse business, economic, political and other local or national conditions or events that affect consumer confidence and spending patterns; the effect of any widespread negative publicity regarding the company or the foodservice industry in general; the effects of war and terrorist activities; changes in government regulations or in accounting standards, policies and practices; and the possibility of unforeseen events affecting business in general. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of February 22, 2006. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

    Use of non-GAAP financial information

    In this press release, the company provides (a) earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP); and (b) earnings per diluted share for fiscal 2005 excluding (i) the benefit from a tax-rate reduction in the third quarter of fiscal 2005, (ii) a charge related to the cancellation of the test of JBX Grill in the fourth quarter of fiscal 2005, and (iii) the pro forma effect of expensing stock options, if the company had implemented the provisions of SFAS 123R in fiscal 2005.
    These non-GAAP financial measures are used by management to evaluate financial and operating performance. The tax rate reduction and the charge for canceling the JBX Grill test are both expected to be nonrecurring. Use of these non-GAAP measures also facilitates comparisons between current and prior period financial results, estimates of future results, and to the results of the company's competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.



                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                                                   Sixteen Weeks Ended
                                                   -------------------
                                                   Jan. 22,  Jan. 23,
                                                     2006      2005
                                                   -------------------

Revenues:
  Restaurant sales                                 $639,880  $612,140
  Distribution and other sales                      139,961    93,040
  Franchise rents and royalties                      30,903    24,656
  Other                                               8,973     7,871
                                                   --------- ---------
                                                    819,717   737,707
                                                   --------- ---------
Costs of revenues:
  Restaurant costs of sales                         203,945   192,998
  Restaurant operating costs                        331,148   319,266
  Costs of distribution and other sales             138,158    92,105
  Franchised restaurant costs                        12,867    10,242
                                                   --------- ---------
                                                    686,118   614,611
                                                   --------- ---------

Selling, general and administrative                  89,550    79,558
                                                   --------- ---------

Earnings from operations                             44,049    43,538
Interest expense, net                                 3,990     3,973
                                                   --------- ---------

Earnings before income taxes                         40,059    39,565

Income taxes                                         14,836    14,135
                                                   --------- ---------

Net earnings                                        $25,223   $25,430
                                                   ========= =========

Net earnings per share:
  Basic                                                $.72      $.71
  Diluted                                              $.70      $.68

Weighted-average shares outstanding:
  Basic                                              34,978    35,954
  Diluted                                            36,053    37,313



                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Jan. 22,    Jan. 23,
                                                   2006        2005
----------------------------------------------------------------------

             ASSETS
Current assets:
   Cash and cash equivalents                     $101,639    $118,054
   Accounts and notes receivable, net              23,888      20,191
   Inventories                                     40,575      38,712
   Other current assets                           103,629      94,314
                                               ----------- -----------
        Total current assets                      269,731     271,271
                                               ----------- -----------

Property and equipment, net                       870,733     859,036

Other assets, net                                 175,640     181,905
                                               ----------- -----------

        TOTAL                                  $1,316,104  $1,312,212
                                               =========== ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $7,846      $8,019
   Other current liabilities                      254,503     243,794
                                               ----------- -----------
        Total current liabilities                 262,349     251,813
                                               ----------- -----------

Long-term debt, net of current maturities         287,914     295,236

Other long-term liabilities                       216,212     199,124
                                               ----------- -----------
        Total liabilities                         766,475     746,173
                                               ----------- -----------

Stockholders' equity                              549,629     566,039
                                               ----------- -----------

        TOTAL                                  $1,316,104  $1,312,212
                                               =========== ===========




    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com